Exhibit 10.1

Tenth Amendment to Credit and Security Agreement

This Tenth Amendment to Credit and Security Agreement (herein, the “Amendment”) is entered into as of September 25, 2018 (the “Effective Date”), among Martin Marietta Funding LLC, a Delaware limited liability company (“Borrower”), Martin Marietta Materials, Inc., a North Carolina corporation, as initial Servicer (the “Servicer”), each commercial paper conduit and financial institution from time to time a party to the Credit and Security Agreement (as defined below) as lenders (the “Lenders”), and SunTrust Bank (“SunTrust”), a Georgia banking corporation, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Preliminary Statements

Whereas, the Borrower, the Servicer, the Lenders and the Administrative Agent entered into a certain Credit and Security Agreement, dated as of April 19, 2013 (the Credit and Security Agreement, as the same has been amended prior to the date hereof, being referred to herein as the “Credit and Security Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit and Security Agreement;

Whereas, the Borrower and the Servicer have requested that the Administrative Agent and the Lenders agree to amend the Credit and Security Agreement and the Administrative Agent and the Lenders are willing to do so under the terms and conditions set forth in this Amendment;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendment.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit and Security Agreement shall be amended as follows:

1.1.            Section 1.7 of the Credit and Security Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

Section 1.7.                          Suspension of the Eurodollar Rate.  (a) If any Lender lending at the Eurodollar Rate hereunder determines that (i) funding any of its Loan at the Eurodollar Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, (ii) deposits of a type and maturity appropriate to match fund its Loan at such Eurodollar Rate are not available or (iii) such Eurodollar Rate does not accurately reflect the cost of acquiring or maintaining such Loan, then, with prior notice to the Administrative Agent and the Borrower, such Lender may suspend the availability of the Eurodollar Rate, and such Lender’s Principal shall thereafter accrue Interest at the rate that is one‑half of one percent (0.50%) above the Federal Funds Rate.  Any conversion of any outstanding Loan bearing interest at the Eurodollar Rate which is required under this Section 1.7 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).

(b)            If, prior to the commencement of any Interest Period for any Loan accruing interest at the Eurodollar Rate:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (including, without limitation, because the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars is not available or published on a current basis) for such Interest Period, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate for such Interest Period will not accurately reflect the cost to such Required Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Alternate Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.  The Administrative Agent shall use reasonable efforts to determine from time to time whether the circumstances giving rise to such notice no longer exist and, promptly after the Administrative Agent determines that the circumstances giving rise to such notice no longer exist, the Administrative Agent shall use reasonable efforts to notify the Borrower and the Lenders.

(c)            If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) above have not arisen but the supervisor for the administrator of the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Notwithstanding anything to the contrary in Section 12.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this clause (c), only to the extent the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars for the applicable currency and/or such Interest Period is not available or published at such time on a current basis), any conversion of any outstanding Loan bearing interest at the Eurodollar Rate to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective.

1.2.            Section 3.1 of the Credit and Security Agreement is hereby amended by inserting the following new clause at the end thereof:

(aa)            Beneficial Ownership Rule.  The Borrower is an entity that is organized under the laws of the United States or of any state of the United States and at least 51 percent of whose common stock or analogous equity interest is owned by a listed entity and is excluded on that basis from the definition of Legal Entity Customer as set forth in the Beneficial Ownership Rule.

1.3.            Section 5.1(b) of the Credit and Security Agreement is hereby amended by inserting the following new clause at the end thereof:

(iv)            Change in Status.  Promptly following any change that would result in the Borrower being a Legal Entity Customer under the Beneficial Ownership Rule, the Borrower shall notify the Administrative Agent of such change and shall deliver to the Administrative Agent such information and shall complete such forms as are reasonably requested by the Administrative Agent for purposes of complying with the Beneficial Ownership Rule, in each case in form and substance reasonably acceptable to the Administrative Agent.

1.4.            The defined term “Facility Termination Date” appearing in Exhibit I to the Credit and Security Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:

“Facility Termination Date” means the earlier of (i) September 25, 2019, and (ii) the Amortization Date.

1.5.            A new defined term is hereby added to Exhibit I to the Credit and Security Agreement in alphabetical sequence and shall read as follows:

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

Section 2.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.                      The Borrower, the Servicer, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2.                      The Administrative Agent shall have received a fully executed copy of that certain Tenth Amendment Fee Letter, dated as of the date hereof, by and among the Borrower, the Administrative Agent, and the Lenders (the “Fee Letter”).

2.3.                      The Lenders shall have received all fees due and payable under the Fee Letter.

2.4.                      Such other documents and instruments incident to the execution and delivery of this Amendment, in a form reasonably satisfactory to the Administrative Agent and its counsel, as may be reasonably requested by the Administrative Agent.

Section 3.	Representations and Warranties.

In order to induce the Lenders to execute and deliver this Amendment, each of the Borrower and the Servicer hereby represent to the Lenders that as of the date hereof (a) the representations and warranties set forth in Article III of the Credit and Security Agreement are and shall be and remain true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date) and (b) each of the Borrower and the Servicer is in material compliance with the terms and conditions of the Credit and Security Agreement and no event has occurred and is continuing that would constitute an Amortization Event or a Potential Amortization Event under the Credit and Security Agreement or shall result after giving effect to this Amendment.

Section 4.	Miscellaneous.

4.1.                    The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Transaction Documents continue to secure, among other things, the Aggregate Unpaids and the performance of all of the Borrower’s obligations under the Transaction Documents and the Credit and Security Agreement as amended hereby; and the Transaction Documents and the rights and remedies of the Lenders thereunder, the obligations of each of the Borrower and Servicer thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Transaction Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.                    Except as specifically amended herein, the Credit and Security Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit and Security Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit and Security Agreement, any reference in any of such items to the Credit and Security Agreement being sufficient to refer to the Credit and Security Agreement as amended hereby.

4.3.                    The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

4.4.                    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Signature Page to Follow]

This Tenth Amendment to Credit and Security Agreement is entered into as of the date and year first above written.

Martin Marietta Funding LLC,
as Borrower

By:	/s/ Roselyn Bar
Name: Roselyn Bar
Title: EVP, General Counsel and Corporate Secretary

Martin Marietta Materials, Inc.,
as the Servicer

By:	/s/ James A.J. Nickolas
Name: James A.J. Nickolas
Title: CFO

Accepted and agreed to.

SunTrust Bank,
individually as a Lender and as Administrative Agent

By:	/s/ Pawan Churiwal
Name: Pawan Churiwal
Title: Director

Signature Pages to Tenth Amendment to Credit and Security Agreement

PNC Bank, National Association,
as a Lender

By:	/s/ Christopher Blaney
Name: Christopher Blaney
Title: Senior Vice President

Signature Pages to Tenth Amendment to Credit and Security Agreement

Regions Bank,
as a Lender

By:	/s/ Mark A. Kassis
Name: Mark A. Kassis
Title: Managing Director

Signature Pages to Tenth Amendment to Credit and Security Agreement

MUFG Bank, Ltd.
f/k/a The Bank of Tokyo-Mitsubishi UFJ, LTD.,
New York Branch, as a Lender

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

Signature Pages to Tenth Amendment to Credit and Security Agreement